                                                                   EXHIBIT 23.03

                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in Station Casinos, Inc. and Crescent Real Estate Equities Company joint Proxy Statement/Prospectus and Registration Statement on Form S-4 of our report dated April 23, 1998 (except for Note 13, as to which the date is June 15, 1998 and Note 6, as to which the date is June 18, 1998) included in Station Casinos, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1998 and to all references to our Firm included in this joint Proxy Statement/ Prospectus and Registration Statement on Form S-4. We have not audited any financial statements of Station Casinos, Inc. subsequent to March 31, 1998 or performed any audit procedures subsequent to the date of our report.

                                            ARTHUR ANDERSEN LLP

Las Vegas, Nevada
June 24, 1998